Exhibit 10.25

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement (the “Agreement”) is made as of the Agreement Effective Date (as defined below) between Grace Therapeutics, Inc. (the “Company”) and Carrie D’Andrea (“Employee”) (together, the “Parties”).

RECITALS

WHEREAS, the Company and Employee are parties to that certain Letter Agreement dated November 12, 2025, as amended by Amendment No. 1 dated January 10, 2026 (the “Letter Agreement”);

WHEREAS, the Parties are ending their employment relationship and wish to establish mutually agreeable terms for Employee’s orderly transition and separation from the Company effective on the Separation Date (as defined below); and

WHEREAS, the Parties agree that the payments, benefits, and rights set forth in this Agreement shall be the exclusive payments, benefits, and rights due Employee.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.
Separation Date. Employee’s effective date of separation from employment with the Company and, as may be applicable, any of its subsidiaries, will be June 5, 2026 (the “Separation Date”). Employee will be separated without cause, as of the Separation Date, from any and all of her positions as an officer and employee of the Company and each of its subsidiaries, and Employee further agrees to execute and deliver any documents reasonably necessary to effectuate such resignations, provided nothing in any such document is inconsistent with any terms set forth in this Agreement. As of the Separation Date, all salary payments from the Company will cease and any benefits Employee had as of such date under Company-provided benefit plans, programs, or practices will terminate, except as required by applicable law or as otherwise specifically set forth in this Agreement or the Consulting Agreement.

2.
Severance Benefits; Equity Plans; Consulting Agreement.

(a)
In return for Employee’s timely signing and not revoking this Agreement as set forth below, and subject to Employee’s compliance with all terms hereof, (i) the Company shall continue to pay Employee, in accordance with the Company’s regularly established payroll procedure, Employee’s Base Salary for a period of six (6) months, with the first payment being made on the first regular payroll following the Agreement Effective Date (defined below); and (ii) provided Employee timely elects continued coverage under the Company’s health and welfare plans pursuant to COBRA, the Company shall pay or reimburse Employee premiums for the six (6) months of such coverage on terms no less favorable than those terms in effect as of the Agreement Effective Date (provided that such COBRA payment or reimbursement shall terminate on such earlier date as you are no longer eligible for COBRA coverage or you are eligible for coverage under another employer’s health plan) (collectively, the “Severance Benefits”). Employee acknowledges that, except as expressly provided herein or in any Consulting Agreement (as defined below), she is not entitled to any incentive compensation, bonus, additional severance, or other post-employment compensation.

(b)
To the extent that, as of the Separation Date, Employee has vested into any or all portion of any equity award previously granted to Employee under the Company’s former or current equity incentive plans (the “Equity Plans”) and the applicable award agreements and grant notices thereunder (collectively, the “Equity Award Documents”), Employee will retain rights to such vested equity grant in accordance with, and subject to, the terms of the applicable Equity Award Documents. For the avoidance of doubt, and notwithstanding anything to the contrary in the Equity Award Documents, all of Employee’s outstanding unvested awards under the Equity Plans cease vesting as of the Separation Date and shall be forfeited, unless extended pursuant to the Consulting Agreement, as provided for in Section 2(c) below.

(c)
Employee and the Company have entered into a consulting agreement effective as of the Separation Date whereby Employee will perform certain services for the Company as an independent contractor after the Separation Date, which is attached hereto as Exhibit A (the “Consulting Agreement”). The Consulting Agreement describes, in addition to the fees for post-employment services, any continuing post-employment vesting and exercise rights Employee has with respect to any equity awards awarded to Employee prior to the Separation Date. Any compensation for Employee’s work as an independent contractor is governed by the Consulting Agreement.

(d)
Other than the Severance Benefits, Employee will not be eligible for, nor shall she have a right to receive, any payments or benefits from the Company or any of its subsidiaries following the Separation Date, other than reimbursement for any outstanding business expenses in accordance with Company policy.

3.
Release of Claims. In exchange for the consideration set forth in this Agreement, which Employee acknowledges she would not otherwise be entitled to receive, Employee hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, subsidiaries, predecessors, and successors, and all of its and their respective past and present officers, directors, stockholders, investors, partners, members, managers, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, executions, damages, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Employee ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Employee’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Employee Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”), the False Claims Act, 31 U.S.C. § 3729 et seq., 38 U.S.C. § 4301 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the New Jersey Law Against Discrimination (“NJLAD”), N.J.S.A. 10:5-1 et seq., the New Jersey Conscientious Employee Protection Act (“CEPA”), N.J.S.A. 34:19-1 et seq., the New Jersey Family Leave Act (“NJFLA”), N.J.S.A. 34:11B-1 et seq., the New Jersey Civil Rights Act, N.J.S.A. 10:6-1 et seq., the New Jersey Equal Pay Act, N.J.S.A. 10:5-12(t), the New Jersey Wage and Hour Law (“NJWHL”), N.J.S.A. 34:11-4.1 et seq., the New Jersey Wage Payment Law, N.J.S.A. 34:11-2 et seq., the New Jersey Earned Sick Leave Law, N.J.S.A. 34:11D-1 et seq., the New Jersey Workers’ Compensation Law’s anti-retaliation provisions, N.J.S.A. 34:15-39.1 et seq., all as amended; all claims arising out of any applicable state law and regulations; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, fraud, misrepresentation, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Letter Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Employee’s employment with and/or separation from the Company and/or its subsidiaries (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above.

Notwithstanding the foregoing, nothing in this release of claims prevents Employee from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Employee acknowledges that she may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Employee further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding). Further, nothing herein shall prevent Employee from bringing claims to enforce this Agreement, or release (i) any rights Employee may have under the Company’s certificate of incorporation, by-laws, insurance and/or any indemnification agreement between Employee and the Company (and/or otherwise under law) for indemnification and/or defense as an employee, officer or director of the Company for her service to the Company (recognizing that such indemnification and/or defense is not guaranteed by this Agreement and shall be governed by the instrument or law, if any, providing for such indemnification and/or defense), (ii) any rights Employee may have to vested or earned compensation or benefits, including pension or 401(k) benefits or interests under any ERISA-Covered benefit plan (excluding severance) provided by the Company, (iii) Employee’s right to communicate or cooperate with any government agency, (iv) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (v) claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company; and (vi) any rights or claims that cannot be waived by law, including claims for unemployment benefits.

4.
Section 1542 Waiver. Employee understands and agree the claims released in Section 3 above include not only claims presently known to Employee, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in Section 3. Employee understands she may hereafter discover facts different from what she now believes to be true, which if known, could have materially affected this Agreement, but Employee nevertheless waives any claims or rights based on different or additional facts.

5
Continuing Obligations. Employee acknowledges and reaffirms her obligation, to the extent permitted by law and except as otherwise permitted by Section 9 below, to keep confidential and not to use or disclose any and all non-public information concerning the Company and/or its subsidiaries that Employee acquired during the course of her employment with the Company and/or its subsidiaries, including, but not limited to, any non-public information concerning the Company’s and/or its subsidiaries’ business affairs, business prospects, and financial condition. Employee further acknowledges and reaffirms her non-competition and non-solicitation provisions set forth in Letter Agreement and the Confidentiality of Information and Ownership of Proprietary Property Agreement that she previously executed for the benefit of the Company (the “Restrictive Covenants Agreements”), which remain in full force and effect and which survive her separation from employment with the Company.

6.
Non-Disparagement. Employee understands and agrees that, to the extent permitted by law and except as otherwise permitted by Section 9 below, she will not, in public or private, make any disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or its subsidiaries, and all of their respective officers, directors or employees or regarding the Company’s business affairs, business prospects, or financial condition. The Company agrees that, to the extent permitted by law, none of their respective officers or directors will, in public or private, make any disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding Employee. Nothing herein prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. Notwithstanding the foregoing, nothing herein shall be construed as preventing any Party from making truthful disclosures in any litigation or arbitration.

7.
Return of Company Property. At the Company’s request, Employee will return to the Company or, with the written permission of the Company, destroyed, all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification and any other tangible or intangible Company-owned property in her possession or control and, other than with the written permission of the Company, has left intact, and has otherwise not destroyed, deleted or made inaccessible to the Company, all electronic Company documents, including but not limited to those that she developed or helped to develop during her employment or service with the Company. Employee further confirms that, to the extent requested by the Company, she has canceled all accounts for her benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts.

8.             Confidentiality. Employee understands and agrees that, to the extent permitted by law and except as otherwise permitted by Section 9 below, the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by Employee and her agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company; provided, however, that nothing herein shall be construed as preventing Employee from making truthful disclosures in any litigation or arbitration or from having confidential conversations with her agents and representatives and family members on the condition that any individuals so informed must hold the above information in strict confidence.

9.             Scope of Disclosure Restrictions. Nothing in this Agreement or elsewhere prohibits Employee from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. Employee is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information Employee obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding Employee’s confidentiality and nondisclosure obligations, Employee is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

10.           Cooperation. Employee agrees that, to the extent permitted by law, she shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator, that relate in any manner to Employee’s conduct or duties at the Company or that are based on facts about which Employee obtained personal knowledge while employed at or providing services to the Company. Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company. Any reasonable out-of-pocket expenses incurred by Employee associated with such cooperation will be paid for or reimbursed by the Company. Employee further agrees that, to the extent permitted by law, she will notify the Company promptly in the event that she is served with a subpoena (other than a subpoena issued by a government agency), or in the event that she is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

11.           Business Expenses and Final Compensation. Employee acknowledges the Company has reimbursed her for all business expenses incurred in conjunction with the performance of her employment and she is owed no other reimbursements. Employee acknowledges that she has received all compensation due to her from the Company, including, but not limited to, all wages, bonuses and accrued, unused vacation time, and that she is not eligible or entitled to receive any additional payments or consideration from the Company beyond that provided for in Section 2 of this Agreement.

12.           Time for Consideration and Revocation. Employee acknowledges she was initially presented with this Agreement on June 2, 2026 (the “Receipt Date”). Employee understands that this Agreement shall be of no force or effect, and that she shall not be eligible for the consideration described herein, unless she signs and returns this Agreement no later than the twenty-second (22nd) day after the Receipt Date and does not revoke her acceptance in the subsequent seven (7) day period (the day immediately following expiration of such revocation period (the “Agreement Effective Date”). Employee acknowledges that she will not be entitled to the Severance Benefits unless the Agreement Effective Date occurs within sixty (60) days following the Separation Date (or such shorter period as may be directed by the Company at the time of separation).

13.           Acknowledgments. Employee acknowledges that she has been given at least twenty-one (21) days to consider this Agreement, and that the Company is hereby advising her to consult with an attorney of her own choosing prior to signing this Agreement. Employee further acknowledges and agrees that any changes made to this Agreement following her initial receipt of this Agreement, whether material or immaterial, shall not restart or affect in any manner the twenty-one (21) day consideration period. Employee understands that she may revoke this Agreement for a period of seven (7) days after she signs it by notifying the Company in writing, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. Employee understands and agrees that by entering into this Agreement she will be waiving any and all rights or claims she might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that she has received or will receive consideration beyond that to which she was previously entitled.

14.           Voluntary Assent. Employee states and represents that Employee has had an opportunity to fully discuss and review all the terms of this Agreement with an attorney of Employee’s own choosing. Employee further states and represents that Employee has carefully read this Agreement, understands the contents herein, freely, and voluntarily assents to all the terms and conditions hereof, and signs Employee’s name of Employee’s own free act.

15.           Notice. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, or immediately upon hand delivery, in each case addressed to the Company at its principal executive offices and to Employee at her most recent address set forth in the Company’s personnel records. Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 15.

16.           Arbitration. The parties agree all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement, the Letter Agreement or their enforcement, performance, breach, or interpretation, or Employee’s termination of employment or service, shall be subject to arbitration before the American Arbitration Association.

17.           Applicable Law; Jury Trial Waiver. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without reference to the conflict of laws provisions thereof).

18.           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, the obligations of Employee are personal and shall not be assigned by Employee. Notwithstanding the foregoing, in the event of Employee’s death, her rights to any payments or benefits hereunder to which she is or becomes entitled to at the time of her death may be assigned or transferred by the laws of descent and distribution and any such payments or benefits will be provided to Employee’s beneficiaries or estate, as applicable.

19.           No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may be amended or modified only by a written instrument executed by each Party. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

20.           Captions and Pronouns. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit, or affect the scope or substance of any section of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

21.           Interpretation. The Parties agree this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms.

22.           Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.

23.           Entire Agreement. This Agreement and the Restrictive Covenant Agreements contain and constitute the entire understanding and agreement between the Parties hereto with respect to Employee’s separation from the Company, severance benefits and the settlement of claims against the Company, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith, including without limitation, the Letter Agreement; provided, however, nothing in this Section 23 shall modify, cancel or supersede Employee’s obligations set forth in Section 5 above or under the Restrictive Covenants Agreements.

24.
Tax Acknowledgement. In connection with the Severance Benefits provided to Employee pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Employee shall be responsible for all applicable taxes owed by her with respect to such Severance Benefits under applicable law. Employee acknowledges that she is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits.

25.
Section 409A. The Section 409A provisions of the Letter Agreement are hereby incorporated by reference and shall apply to this Agreement as if set forth herein in full.

26.
Counterparts; Facsimile or .pdf Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

[Signatures on Page Following]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date(s) written below.

GRACE THERAPEUTICS, INC.

By:	/s/ Prashant Kohli
Name:	Prashant Kohli
Title:	Chief Executive Officer

Date:	June 17, 2024

EMPLOYEE

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this Agreement, and I have chosen to execute this on the date below. I intend that this Agreement will become a binding agreement if I do not revoke my acceptance within seven (7) days. I have also been advised to consult with counsel with regards to this Agreement.

/s/ Carrie D’Andrea
Name: Carrie D’Andrea

Date:	June 17, 2026

EXHIBIT A

Consulting Agreement

(See attached)